                             IGEN International, Inc.
                                     Form 10-Q
                      For the Quarter Ended September 30, 1998

                                    EXHIBIT 11.1

                 Statement Re: Computation of Net Income Per Share
                       (In thousands, except per share data)

                                                         Three months ended    Six months ended
                                                             September 30,       September 30,
                                                            1998      1997      1998      1997
                                                          --------  --------  --------  --------
Weighted average number of common shares outstanding        15,315    15,107    15,296    15,053
                                                          --------  --------  --------  --------

Net loss                                                  $ (3,415)  $(2,286)  $(6,320)  $(5,957)
Plus accrued Series B convertible preferred stock
  dividend                                                    (478)       --      (972)       --
                                                          --------  --------  --------  --------
Loss attributable to common shareholders                  $ (3,893)  $(2,286)  $(7,292)  $(5,957)
                                                          --------  --------  --------  --------
                                                          --------  --------  --------  --------

Loss per share - basic and diluted                        $  (0.25)  $ (0.15)  $ (0.48)  $ (0.40)
                                                          --------  --------  --------  --------
                                                          --------  --------  --------  --------


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